Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
May 14, 2007	OTCBB: LFVN
LIFEVANTAGE CORPORATION ANNOUNCES
3Q FY2007 FINANCIAL AND OPERATING RESULTS
GREENWOOD VILLAGE, Colorado — LifeVantage Corporation (OTCBB: LFVN), formerly Lifeline Therapeutics, Inc., maker of Protandim®, today announced results for its third quarter ended March 31, 2007. For the three months ended March 31, 2007, the Company recorded net revenues of $1.0 million and a loss of $(0.6 million), or $(0.03) per share. For the three months ended December 31, 2006, the Company recorded net revenues of $1.1 million and a loss of $(1.8 million) or $(0.08) per share. For the three months ended March 31, 2006, the Company recorded net revenues of $1.4 million and a loss of $(0.7 million), or $(0.03) per share.
“We are beginning to realize the positive effects of the cost savings initiatives in the third fiscal quarter”, commented James J. Krejci, CEO. “While we continue to focus on sales, distribution and science, the cost cutting measures are expected to improve our bottom line”, he continued, “and we believe that we can effectively and efficiently operate at this reduced level of expenditure”.
The Company will hold a conference call to discuss the quarter on Tuesday, May 15, 2007 at 2:30 p.m. MT (4:30 p.m. ET). Interested parties may participate in the call by dialing 800-867-1054. A replay of the call will be available by telephone until May 22, 2007 at 800-405-2236 passcode 11089720#.
About Protandim®
Protandim® is a unique approach to antioxidant therapy. The patent-pending dietary supplement increases the body’s natural antioxidant protection by inducing naturally occurring protective enzymes, including superoxide dismutase (SOD) and catalase (CAT). Oxidative stress occurs as a person ages, when subjected to environmental stresses, or as an associated factor in certain illnesses. TBARS are laboratory markers for oxidative stress in the body. Data from a scientific study in men and women, sponsored by LifeVantage, show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent. With continued use, the decrease was maintained at 120 days. For more information, please visit www.protandim.com.
About LifeVantage Corporation
LifeVantage Corporation is committed to helping people achieve health and wellness for life. For more information, please visit the Company’s web site at www.LifeVantage.com.
     This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “plan,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the risk that government regulators and regulations could adversely affect our business; future laws or regulations may hinder or prohibit the production or sale of our existing product and any future products; unfavorable publicity could materially hurt our business; and the Company’s ability to protect our intellectual property rights and the value of our product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB under the caption “Risk Factors”, and in other documents filed the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
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CONTACTS:

LifeVantage Corporation
James J. Krejci, CEO	Telephone: 720-488-1711	Fax: 303-565-8700

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2007 and June 30, 2006

		(Audited)
	(Unaudited)	June 30, 2006
	March 31, 2007	(Restated)
ASSETS
Current assets
Cash and cash equivalents	$724,508	$228,112
Marketable securities, available for sale	—	3,008,573
Accounts receivable, net	389,916	107,892
Inventory	44,056	45,001
Deferred expenses	114,811	152,677
Deposit with manufacturer	414,912	555,301
Prepaid expenses	113,144	316,659

Total current assets	1,801,347	4,414,215

Property and equipment, net	130,626	245,000
Intangible assets, net	2,298,823	2,162,042
Deposits	320,440	316,621

TOTAL ASSETS	$4,551,236	$7,137,878

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$333,404	$613,833
Accrued expenses	403,916	399,305
Deferred revenue	802,958	1,144,950
Capital lease obligations, current portion	2,217	1,985

Total current liabilities	1,542,495	2,160,073

Long-term liabilities
Capital lease obligations, net of current portion	1,453	3,146

Total liabilities	1,543,948	2,163,219

Stockholders’ equity
Common stock, par value $.001, 250,000,000 shares authorized; 22,118,034 issued and outstanding	22,118	22,118
Additional paid-in capital	15,163,056	14,018,487
Accumulated (deficit)	(12,177,886)	(9,010,339)
Unrealized (loss) on securities available for sale	—	(55,607)

Total stockholders’ equity	3,007,288	4,974,659

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,551,236	$7,137,878

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2007	2006	2007	2006
Sales, net	$995,274	$1,390,623	$4,207,518	$6,066,967
Cost of sales	213,529	296,089	838,244	1,255,691

Gross profit	781,745	1,094,534	3,369,274	4,811,276

Operating expenses:
Marketing and customer service	504,616	697,644	2,605,616	2,672,031
General and administrative	806,878	997,339	3,606,824	3,103,982
Research and development	57,318	48,276	195,654	48,276
Depreciation and amortization	16,622	68,526	76,636	238,289

Total operating expenses	1,385,434	1,811,785	6,484,730	6,062,578

Operating (loss)	(603,689)	(717,251)	(3,115,456)	(1,251,302)

Other income and (expense):
Interest income (expense)	15,403	50,924	46,110	106,172
Loss on disposal of assets	—	—	(95,654)	—
Other (expense)	5,953	(4,584)	(2,547)	(16,512)

Net other income (expense)	21,356	46,340	(52,091)	89,660

Net income (loss)	$(582,333)	$(670,911)	$(3,167,547)	$(1,161,642)

Net income (loss) per share, basic and diluted	($0.03)	($0.03)	($0.14)	($0.05)

Weighted average shares outstanding, basic and fully diluted	22,118,034	22,117,992	22,118,034	22,117,992